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                                                                  EXHIBIT 99.1
                      [PULASKI FINANCIAL CORP. LETTERHEAD]

FOR IMMEDIATE RELEASE

        PULASKI FINANCIAL SEES "STRONG DOUBLE-DIGIT" GROWTH IN FY03

        *   MORTGAGE REVENUE, OTHER NON-INTEREST INCOME EXPECTED TO FUEL GAINS
        *   NEW VP, INTERNAL AUDIT & COMPLIANCE NAMED TO ASSIST IN
            MAINTAINING MANAGEMENT CONTROLS OVER EXPANDING OPERATIONS


ST. LOUIS, OCTOBER 30, 2002--Pulaski Financial Corp. (Nasdaq: PULB), citing growing mortgage and other non-interest income, expects "strong double-digit" growth in earnings per share in fiscal 2003, William A. Donius, chairman, president and CEO, told analysts attending a briefing by senior management Tuesday at the company's St. Louis headquarters. Pulaski last week reported net income for the year ended September 30, 2002, reached a record $4.2 million, or $1.47 per diluted share.

Donius noted that the company continues to expand operations, with a new lending office opening recently in the Kansas city area and another branch, Pulaski's sixth in the St. Louis area, scheduled to open in spring 2003 in O'Fallon, Missouri.

"Our mortgage originations and home equity loans--two key components of our growth strategy--have increased substantially over the past few years," Donius said. "We expect that trend to continue and are expanding our presence to capitalize on it. We have taken a disciplined approach to expansion by carefully selecting locations that we determine have a high likelihood of success. Our expansion into St. Charles (Missouri) was a good example. It reached the break-even point in only 19 months, compared with an initial expectation of 36 months, and has remained consistently profitable."

The company also announced that Rodney Biehl, with 30 years of financial institution experience, has been named to the newly created position of vice president, internal audit and compliance. He is a certified internal auditor, a certified bank auditor and a certified financial services auditor. Biehl, formerly of Heartland Bank, also is a director of the Financial Manager's Society, vice chairman of the Missouri Bankers Association's compliance committee and chairman-elect of the committee for 2003.

"As Pulaski continues to expand and our operations grow increasingly complex, we felt it prudent to add a highly experienced finance professional with a strong background in bank audit activities," Donius said. "We expect Rodney to make an immediate contribution in maintaining the integrity and effectiveness of our internal controls and to continually monitor them for potential improvements."

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area through its subsidiary, Pulaski Bank. The Bank offers a full line of quality retail banking products through five full-service offices. The Company's website can be accessed at www.pulaskibankstl.com.
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STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE
FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.

FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO      Karl Plath or Brien Gately
Pulaski Financial Corp.                 The Investor Relations Company
(314) 878-2210 Ext. 3610                (847) 296-4200